Exhibit (h)(108)

Amendment to Expense Limitation Letter Agreement

This Amendment dated as of June 9, 2021 (this “Amendment”) is to the expense limitation letter agreement dated December 8, 2020 (the “Agreement”), among ALPS Advisors, Inc. (the “Adviser”), Smith Capital Investors, LLC (the “Sub-Adviser”), and Financial Investors Trust (the “Trust”), with respect to the ALPS/Smith Total Return Bond Fund (the “Total Return Bond Fund”) and the ALPS/Smith Short Duration Bond Fund (collectively, the “Funds”). Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Adviser, the Sub-Adviser, and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of July 1, 2021, with respect to each class of the Total Return Bond Fund, the limit set for Total Annual Fund Operating Expenses in the Agreement is lowered from 0.67% to 0.64%, effective through February 28, 2023.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ADVISORS, INC.

By:	/s/ Laton Spahr
Name:	Laton Spahr
Title:	President

SMITH CAPITAL INVESTORS, LLC

By:	/s/ R. Gibson Smith
Name:	R. Gibson Smith
Title:	CIO

Acknowledged and accepted by:

FINANCIAL INVESTORS TRUST,

on behalf of the Funds

By:	/s/ Dawn Cotten
Name:	Dawn Cotten
Title:	President